Exhibit (a)(1)(F)

Toro Corp. Commences Self Tender Offer
To Purchase Up To 4,500,000 Shares
Limassol, Cyprus, July 10, 2025 – Toro Corp. (NASDAQ: TORO) (“Toro”, or the “Company”), a global energy transportation services provider, today announced that it is commencing a tender offer to purchase up to 4,500,000 shares, using funds available from cash and cash equivalents on hand at a price of $2.75 per share. The tender offer will expire at the end of the day, 5:00 P.M., Eastern Time, on August 7, 2025, unless extended or withdrawn. The Board of Directors determined that it is in the Company’s best interest to repurchase shares at this time given the Company’s cash position and stock price. The tender offer is not conditioned upon any minimum number of shares being tendered. Specific instructions and an explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase and related materials that are being mailed to shareholders.
Toro has retained Broadridge Corporate Issuer Solutions LLC as the depositary for the tender offer and Georgeson LLC as the information agent.
Copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery are being mailed to the Company’s shareholders. Additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be obtained at the Company’s expense from the information agent at (855) 733-5180 (toll free). Questions regarding the tender offer should be directed to the information agent at (855) 733-5180 (toll free). Parties outside the U.S. can reach the information agent at +1 478-207-6120.
Certain Information Regarding the Tender Offer
The information in this press release describing Toro’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Toro’s common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that Toro is distributing to its shareholders, as they may be amended or supplemented. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Shareholders of Toro may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Toro is filing with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from the information agent for the tender offer, toll free at (855) 733-5180. Shareholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer. Shareholders and investors who have questions or need assistance may call the information agent for the tender offer, toll free at (855) 733-5180. Parties outside the U.S. can reach the information agent at +1 478-207-6120.
About Toro Corp.
Toro Corp. is a global energy transportation services provider, operating a modern fleet of oceangoing vessels. The Company’s fleet comprises four LPG carriers, including M/T Dream Syrax that the company agreed to sell on July 10, 2025, and one MR tanker acquisition agreement for which was announced on June 11, 2025, that transport petrochemical gases and refined petroleum products worldwide.
Toro is incorporated under the laws of the Republic of the Marshall Islands. The Company's common shares trade on the Nasdaq Capital Market under the symbol “TORO”.
For more information, please visit the Company’s website at www.torocorp.com. Information on our website does not constitute a part of this press release.

Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this press release may constitute forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. We are including this cautionary statement in connection with this safe harbor legislation. The words “believe”, “anticipate”, “intend”, “estimate”, “forecast”, “project”, “plan”, “potential”, “will”, “may”, “should”, “expect”, “pending” and similar expressions identify forward-looking statements.
Forward-looking statements are subject to risks, uncertainties and other factors because they relate to events and depend on circumstances that may or may not occur in the future and/or are beyond our control or precise estimate. Such risks, uncertainties and other factors include, but are not limited to, uncertainties related to the Company’s and its counterparty’s ability to consummate the transactions discussed herein, as well as those factors discussed under “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024 and our other filings with the SEC, which can be obtained free of charge on the SEC’s website at http://www.sec.gov. Except to the extent required by applicable law, we disclaim any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT DETAILS
For further information please contact:
Investor Relations
Toro Corp.
Email: ir@torocorp.co